EXHIBIT 10.3

CONSULTING AGREEMENT

This Consulting Agreement, (the “Agreement”) is made as of November 13, 2023 by and between SWK Technologies, Inc., a Delaware corporation (hereinafter referred to as “SWK” or the “Company”), having its primary offices at 120 Eagle Rock, NJ 07039 and JCS Computer Resource Corporation, an Illinois corporation (hereinafter referred to as the “Consultant” , “JCS” or “it”). having its primary offices at 778 West Algonquin Road, Arlington Heights, IL 60005. This Agreement is being entered into in connection with that certain Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), by and between JCS , as Seller, and SWK as Buyer, which provides for the sale of certain business assets from JCS to SWK, Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Asset Purchase Agreement.

WITNESSETH:

WHEREAS, Consultant possesses certain knowledge and skills relating to its Business and the Purchased Assets which SWK wishes to obtain in furtherance of the development and success of its business following the Closing under the Asset Purchase Agreement; and

WHEREAS, the Company desires to engage the services of the Consultant, and the Consultant desires to render such services.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Engagement. The Company hereby retains the Consultant, subject to the terms and conditions hereinafter set forth . The consulting services to be performed by Consultant hereunder shall be performed solely by Consultant’s’ President, Jennifer O’Brien (“JOB”), except as otherwise mutually agreed by the Company and the Consultant.

2. Term. The term of the consulting engagement hereunder shall commence on November 13, 2023 (the “Commencement Date”) and shall continue until November 13, 2024 (the “Term”) unless such Term is earlier terminated in accordance with the provisions of this Agreement.

3. Duties. The Consultant agrees that JOB will serve SWK faithfully and to the best of her ability in the sales division of SWK, subject to the general supervision of Vice President of Sales. JOB will focus on helping transition and retain existing customers of the Business and identify new customer opportunities as they arise. The Consultant agrees that it and JOB will not, during the Term of this Agreement, engage in any other business activity which substantially or materially interferes with the performance of Consultant’s obligations under this Agreement and JOB will devote such working time to the business and affairs of SWK as reasonably required; provided, however, that the foregoing shall not be construed as precluding the Consultant or JOB from: (i) serving on the Board of Directors of any corporation or entity not directly competitive or competitive in any material respect with SWK; and (ii) investing or trading in securities or other forms of investments, in each case, so long as such activities do not materially with the performance of the Consultant’s duties hereunder and such investments do not represent the ownership of five percent (5%) or more of the capital stock of publicly traded entities. Performance of Consultant’s duties hereunder shall in no event require that JOB or other persons affiliated with Consultant to relocate from their current residence address.

4. Compensation.

(a) In consideration of the services to be rendered by the Consultant hereunder, the Company agrees to pay the Consultant, and the Consultant agrees to accept, (i) a base salary (“Base Salary”) in the amount of Thirty-Five Thousand Dollars ($35,000) per annum payable in equal monthly installments of $2,916.67 commencing on December 13, 2023, and ending on November 13, 2024, and (ii) a cash stipend for personal health insurance for JOB valued at approximately $11,779 per annum.

(b) To the extent that JOB becomes mentally or physically disabled, as determined in accordance with Section 9 of this Agreement, Consultant shall continue to receive its total compensation and other benefits hereunder until the termination of this Agreement pursuant to Section 9 hereof.

5. Business Expenses.

Consultant is authorized to incur, and SWK shall pay and reimburse it, for all reasonable and necessary business expenses incurred in the performance of its duties hereunder, in accordance with guidelines established in SWK’s Employee Handbook. SWK will pay and reimburse Consultant for all such reasonable expenses upon the presentation by Consultant, from time to time, of an itemized account of such reasonable expenditures and proper documentation as evidence that such expenses have been incurred. Expenses in excess of $500 shall require prior written approval from SWK.

6. Termination by SWK for Cause. SWK has the right to terminate Consultant’s engagement for cause. Termination by SWK of the Consultant’s engagement for cause (hereinafter referred to as “Termination for Cause”), shall mean termination upon:

(i) the willful and continued failure by the Consultant to substantially perform the Consultant’s material duties with SWK (other than any such failure resulting from JOB’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Consultant by management of SWK, which demand specifically identifies the material duties that they believe that the Consultant has not substantially performed after being provided the opportunity to cure such failure upon no less than twenty (20) day advance notice: or

(ii) the willful engaging by the Consultant or JOB in conduct that is demonstrably and materially injurious to SWK; or

(iii) the conviction of the Consultant or JOB of a felony, or that results in the Consultant being unable to substantially carry out its duties as set forth in this Agreement; or

(iv) the commission of any act by the Consultant or JOB against SWK that constitutes the embezzlement, larceny, and/or grand larceny.

7. Termination by SWK Without Cause. If SWK terminates Consultant’s engagement other than for Cause pursuant to Section 6 above, or on account of death, or on account of disability pursuant to Section 9 , SWK shall pay or provide the Consultant, within thirty (30) days of the date of termination, with: (i) any unpaid compensation earned under this Agreement prior to the date of termination: (ii) any unpaid expense reimbursement owed to Consultant for periods through the date of termination; and (iii) the Consultant’s Base Salary for the remainder of the Term. Notwithstanding the foregoing, any payments of Base Salary pursuant to Section 7(iii) shall be due and payable in installments in the manner provided in Section 4(a).

8. Termination by the Consultant. The Consultant may terminate its engagement hereunder for “Good Reason” within ninety (90) days of the occurrence of any of the following events: (i) a significant and material breach of this Agreement by SWK; (ii) any failure to pay, within a reasonable amount of time, any part of the Consultant’s compensation (including Base Salary); (iii) the assignment to Consultant of substantial duties that are materially inconsistent with the duties described in this Agreement; or (iv) any directive issued by SWK that would require Consultant or JOB to violate any federal or state law, rule or regulation applicable to the business of SWK. The Consultant shall give SWK written notice of any proposed termination for Good Reason and SWK shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Section 8. In the event of Termination by Consultant for Good Reason, SWK shall be obligated to pay to Consultant that compensation due as if SWK had terminated Consultant Without Cause pursuant to Section 7 of this Agreement.

9. Termination Due to Disability. SWK may terminate the Consultant’s engagement hereunder, upon written notice to the Consultant, in the event that JOB becomes disabled during the Term. The term “disabled” is defined as any condition of either a physical or psychological nature that, even with reasonable accommodation, renders JOB unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Term. Consultant represents that any period of disability beyond one hundred eighty (180) days would place an undue burden and hardship on SWK. Any such termination shall become effective upon mailing or hand delivery of such notice to the Consultant. SWK shall have no further obligation or duty to the Consultant following termination under this Section 9, other than to pay Consultant, all earned compensation and benefits through the date of termination, reduced by any disability payments received by Consultant or JOB, and other than as required by applicable law. For purposes of determining the existence or nonexistence of a disability. the Consultant and SWK shall mutually agree to a physician. If the Consultant and SWK are unable to agree on a physician, the physicians selected by each shall agree on a third physician, who shall make the disability determination.

10. Non-Disclosure of Confidential Information and No Solicitation. This provision shall be governed by the terms and conditions of that certain Non-Disclosure/Non-Solicitation and Arbitration Agreement, dated as of the date hereof and attached as Exhibit A hereto. For the avoidance of doubt, subject to a twenty -day cure period following SWK’s receipt of written notice from Consultant, in the event that SWK fails to pay to Consultant any compensation or other amounts payable pursuant to this Agreement, the Non-Disclosure/Non-Solicitation and Arbitration Agreement shall be deemed null and void for all purposes whatsoever.

11. Successors; Binding Agreement. Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant nor shall it be subject to attachment, execution, pledge or hypothecation.

12. Miscellaneous. No provision of this Agreement may be modified waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and SWK.. No waiver by either party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party that is not set forth in this Agreement.

13. Severance and Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound.

16. Negotiated Agreement. This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

17. Notices. For the purposes of this Agreement, notices and all other communications provided in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Consultant at the Consultant’s address set forth on the first page of this Agreement and to SWK at the address set forth on the first page of this Agreement. or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

18. Governing Law and Resolution of Disputes. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New Jersey. Any dispute or controversy arising under or in connection with this Agreement shalt be settled exclusively by arbitration in Newark, New Jersey in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. Arbitration will take place before a single experienced employment arbitrator licensed to practice law in New Jersey and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way. Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction. In any arbitration pursuant to this Section 18, each party shall be responsible for the fees and expenses of its own attorney and witnesses, and the fees and expenses of the arbitrator shall be divided equally between SWK and the Consultant. Consultant agrees that the cost provisions of this Section 18 are fair and not unconscionable. Nothing in this Section 18 shall be construed to limit SWK’s ability to seek injunctive and other relief in connection with an actual or threatened violation of Section 10 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 13, 2023.

SWK TECHNOLOGIES, INC.

By:	/s/ Mark Meller
Mark Meller, Chief Executive Officer

JCS COMPUTER RESOURCE CORPORATION

By:	/s/ Jennifer O’Brien
Jennifer O’Brien, President

EXHIBIT A

NON-DISCLOSURE/NON-SOLICITATION AND ARBITRATION AGREEMENT

In consideration of the engagement of JCS Computer Resource Corporation (“JCS”) as a consultant by SWK (“SWK” or the “Company”) pursuant to a Consulting Agreement dated November 13, 2023 (the “Consulting Agreement”) and the Company’s payment of all Base Salary and other compensation amounts due to JCS pursuant to the Consulting Agreement, JCS, as of this 13th day of November , 2023, agrees as set forth below.

Confidential Information. JCS acknowledges that its engagement by SWK will expose it and affiliated persons to trade secrets and other information not generally or publicly known and proprietary to SWK, including but not limited to: information relating to customers of SWK and customer services, customer lists, prospect lists, source information, buying and selling processes and strategies, application techniques, pricing, price lists, costs, financial matters, marketing, marketing research, marketing and sales strategies, sales process and procedures, software, operational techniques, business plans and systems, quality control procedures and systems, special projects and technological research, including projects, research and reports for any entity, competitor, client or any project, research, report or the like concerning any of the above topics, new technology, employee compensation plans and any other information relating thereto, and any other records, files, drawings, inventions, discoveries, applications or processes of SWK which are not publicly known, all of which is and shall be deemed to be “Confidential Information” proprietary to SWK. JCS further acknowledges SWK’s lawful right to protect the above-mentioned trade secrets and Confidential Information, including reasonable efforts under the circumstances to maintain their secrecy. Accordingly, JCS agrees that both during its engagement and thereafter:

(a) JCS and affiliated persons will not reveal any trade secrets, customers, customer lists, prospect lists or Confidential Information to any entity or individual (including but not limited to competitors of SWK), directly or indirectly, except with the express written consent of SWK; and

(b) JCS and affiliated persons will not use any such trade secrets, customers, customer lists, prospect lists or Confidential Information for any purpose, other than with the express written consent of SWK; and

(c) If JCS or affiliated persons are contacted by any entity or individual for the purpose of discussing, disclosing or using trade secrets, customers, customer lists, prospect lists or Confidential Information, JCS will immediately report such contact and the relevant details thereof to the Chief Executive Officer of SWK.

2. SWK Property. JCS further acknowledges that all computer equipment, memoranda, notes, lists, keys, passwords, records, data, videotapes, databases, written or electronic documents, written or electronic spreadsheets or Power Points, Microsoft Outlook records, e-mails, and other documents in any media made, compiled or received, held, or used by it or affiliated persons while engaged by SWK shall be SWK’s sole and exclusive property and shall be delivered by JCS to the Director of Network Services and/or to the Chief Executive Officer upon the conclusion of my engagement by SWK, or at any earlier time at the request of SWK.

3. Conflict of Interest/Best Efforts. During JCS’ engagement by SWK, JCS and affiliated persons will not, without the express written consent of SWK, engage at any time in any business or activity which competes directly or indirectly with the present or future business of SWK or which is in any other way destructive or harmful to any business interests of SWK. In addition, JCS agrees that, during the term of its engagement with SWK, JOB will devote her full time and best efforts to SWK’s business and will work solely for it and will not consult, work or perform services for any other person, firm, company, entity, or enterprise without the express written consent of SWK.

_________ INITIAL

120 Eagle Rock Avenue | Suite 330 | East Hanover | NJ | 07936 | 973.758.6100 P | 973.758.6120 F | www.swktech.com

4. No Prior Agreements. JCS represents and warrants to the Company that the execution of this Agreement by it, and its engagement by the Company, will not violate any agreement between JCS and any other party, including any former employer or client. JCS agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of litigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any restrictive covenant agreement between it and such third party which was in existence as of the date of this Agreement, but unknown to the Company.

5. Non-Solicitation. During its engagement with SWK, and for a period of three (3) years thereafter, JCS and affiliated persons will not, without the express written consent of SWK, directly or indirectly, by itself or themselves or through any other person, firm, partnership, corporation, entity or enterprise:

(a) solicit, hire, engage, entice, pay, divert, induce, or otherwise deal with any current SWK employee, any reseller who currently re-sells a product of SWK’s, or any current customer of SWK;

(b) solicit, hire, engage, entice, pay, divert, induce, or otherwise deal with any employee, any reseller who has re-sold a product of SWK’s, or any customer who has dealt with SWK during the eighteen (18) months prior to the conclusion of JCS’ engagement.

(c) solicit, hire, engage, entice, pay, divert, induce, or otherwise deal with any prospective customer whose name is on any SWK pipeline report at the date of termination of my engagement or was contained on any SWK pipeline report within twelve (12) months prior to the date of termination of JCS’ engagement ;

(d) Provisions (a) and (b) above are not intended to, and shall not be interpreted to, completely bar JCS and affiliated persons from obtaining work in its or their chosen profession. Rather, the restraints are intended to reasonably limit JCA and affiliated persons from engaging in conduct involving a substantial risk of the use of SWK’s trade secrets or Confidential Information, and/or interference with SWK’s relationships with its customers and re-sellers, to the detriment of SWK.

JCS understands and agrees that compliance with the provisions of this Paragraph 5 is necessary to protect the business and good will of the Company, and that a breach of such provisions will cause the Company to suffer immediate, permanent and irreparable injury and that the remedy at law for any breach or threatened breach will likely be inadequate and that damages to the Company may be in an amount which may be impossible to ascertain. JCS further agrees that the Company shall have the right to injunctive relief and/or specific performance of this Agreement in addition to any other rights or remedies available to it as a result of such breach without the necessity of posting of a bond. In the event that JCS and/or affiliated persons breach any of the non-solicitation provisions of this Agreement and the Company obtains an order enforcing such provisions, that order may provide for the extension of the three (3) year non-solicitation period by the length of the period during which JCS and/or affiliated persons was breaching that provision. JCS further agree to reimburse the Company for all costs and attorneys’ fees incurred by the Company in conjunction with obtaining said relief.

6. Inventions. Any idea, concept, invention or improvement made or conceived by JCS or affiliated persons during JCS engagement by SWK (whether during, before or after working hours) relating to any services of SWK or any such product in the process of development, or any similar or competitive products, or to the method of making any such products, or relating in any other manner to the business of SWK, shall be promptly disclosed in writing by JCS to SWK, and shall be the sole property of SWK. JCS acknowledges that during the term of engagement:

(a) all works capable of being copyrighted shall be deemed “works made for hire” and/or are hereby irrevocably assigned to SWK, and for all purposes shall be the sole property of SWK;

_________ INITIAL

120 Eagle Rock Avenue | Suite 330 | East Hanover | NJ | 07936 | 973.758.6100 P | 973.758.6120 F | www.swktech.com

(b) all trademarks and service marks are created for the benefit of, and shall be the sole property of, SWK. Without limiting the generality of the foregoing, with respect to media and formats and technologies now known or to become known, SWK shall have the right to: (i) modify and duplicate the works produced by JCS and affiliated persons pursuant to this Agreement, and make derivatives thereof for the purpose of incorporating the work or its derivative into a product or service; (ii) duplicate copies of the product or service incorporating the work or its derivatives; (iii) distribute copies of the product or service incorporating the work or its derivatives by sale, lease, license or lending; and (iv) transmit, download or otherwise transfer or distribute the work or its derivative as fixed in the product or service. JCS hereby agrees to execute and deliver to SWK any and all assignments and other documents which SWK deems reasonably necessary to establish and enforce the rights of SWK.

7. Non-Disparagement. To the fullest extent permitted by law, JCS and affiliated persons will not, during the period of JCS engagement with the Company, or at any time thereafter, take any action that interferes with or detracts from the good will of the Company. JCS agrees not to in any way disparage or otherwise criticize to any third person whatsoever (including but not limited to any representative of the public media, any customer, any prospective customer, any reseller, or any employee of the Company), the Company or any past or present director, shareholder, officer, trustee, agent, employee, representative or advisor of the Company, including but not limited to, by making any comment (whether true, false or opinion) that reflects adversely on the Company’s services, management, operations, customers, employees or employee relations.

8. Arbitration. JCS agrees that all disputes relating to a breach of this Agreement, its engagement with SWK or the termination thereof, including but not limited to, all statutory employment, discrimination, harassment and retaliation claims, will be subject to final, binding Arbitration before a single arbitrator selected through American Arbitration Association (“AAA”), JCS understands and agrees that it is waiving its right to a judge or jury trial voluntarily and knowingly and free from duress or coercion. JCS understands that it has a right to consult with a person of its choosing, including an attorney, before signing this agreement. JCS further agrees that AAA is an adequate forum to address any claim it may have, and that AAA fees do not prohibit it from filing and prosecuting claims in the AAA forum. Notwithstanding this agreement to arbitrate, any claims for injunctive and/or equitable relief with regard to a breach of Paragraphs 1, 2, 5 and 7 of this Agreement may be brought in a state or federal court in Essex County, New Jersey, which shall have exclusive jurisdiction over any such claim. JCS agrees that Essex County, New Jersey is a convenient forum for any such dispute.

9. Waiver. JCS acknowledges that a waiver of any breach or failure to enforce any term or condition of this Agreement on any particular occasion shall not be construed as a waiver of any right to enforce such term or condition.

10. Entire Agreement/Interpretation. JCS acknowledges that there are no other arrangements, agreements, or understandings between it and SWK, verbal or written, regarding the subject matter of this Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter herein, and supersedes any prior agreement of the parties concerning same. The language of all parts of this Agreement shall be construed according to its fair meaning and not for or against either of the parties.

11. Definitions. For the purposes of this Agreement, the terms “Company” or “SWK” shall mean and include any and all parents, subsidiaries, successors, assigns, and/or affiliated corporations of the Company.

_________ INITIAL

120 Eagle Rock Avenue | Suite 330 | East Hanover | NJ | 07936 | 973.758.6100 P | 973.758.6120 F | www.swktech.com

12. Choice of Law. This Agreement shall be governed in accordance with the laws of the State of New Jersey.

13. Limited Termination Rights. . This agreement does not alter JCS’ status as an independent consultant of SWK. JCS acknowledges and agrees however, that it may only terminate its engagement by SWK for “Good Reason”, as such term is defined in the Consulting Agreement.

14. Voluntariness/No Duress. JCS represents and acknowledges that it has read this Agreement in its entirety and fully understands its obligations under this Agreement. JCS understands that SWK has engaged or has continued to engage it in reliance on this representation and acknowledgement.

15. Severability/Blue Penciling. JCS agrees that the nature and scope of each of the provisions set forth above are reasonable and necessary. If, for any reason, any aspect of these provisions is determined by an arbitrator or a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be, and without impacting the remaining portions of the Agreement, which will remain in full force and effect.

16. Notification to New Employer. In the event that JCS’ engagement with the Company concludes, it agree to advise the Company of the identity of any new engagement, whether as a consultant or otherwise, and its new position. JCS also agrees to provide its new employer or person for whom it will be providing consulting services with a copy of this Agreement prior to the commencement of its new engagement . JCS further consents to the Company notifying its new employer or person for whom it will be providing consulting services about its obligations under this Agreement.

17. Assignment. JCS acknowledges and agrees that its services are of a unique character and cannot be assigned. JCS expressly grants to the Company and/or any subsidiary, successor or assignee of the Company, the right to enforce the provisions of this Agreement.

18. Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original but all of which, taken together shall constitute one and the same instrument.

19. Facsimile Signatures. A facsimile, PDF signature on this Agreement shall be deemed to be an original signature for all purposes. In the event that a dispute arises regarding this Agreement, the parties to the dispute shall not be required to produce a copy of this Agreement bearing original signatures of the Parties, other than facsimile, electronic or PDF signatures.

JCS Computer Resource Corporation

By:	/s/ Jennifer O’Brien	Date: November 13, 2023
Jennifer O’Brien, President

_________ INITIAL

120 Eagle Rock Avenue | Suite 330 | East Hanover | NJ | 07936 | 973.758.6100 P | 973.758.6120 F | www.swktech.com

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